VESSEL PURCHASE AND SALE AGREEMENT


                                    BETWEEN

                        MATSON NAVIGATION COMPANY, INC.,
                                   PURCHASER

                                      AND

                          KVAERNER SHIPHOLDING, INC.,
                                     SELLER


                                  MAY 29, 2002



                       VESSEL PURCHASE AND SALE AGREEMENT

                               TABLE OF CONTENTS

ARTICLE I - SALE OF VESSEL AND DELIVERY DATE..................................3
ARTICLE II - VESSEL DESCRIPTION...............................................4
ARTICLE III - PURCHASE PRICE AND PAYMENT......................................8
ARTICLE IV - SUPERVISION, INSPECTION AND APPROVAL OF PLANS....................9
ARTICLE V - CHANGES AND SPARES...............................................12
ARTICLE VI - PERFORMANCE GUARANTEES AND TERMINATION FOR NON-PERFORMANCE......17
ARTICLE VII - TRIALS AND DELIVERY............................................22
ARTICLE VIII - GUARANTEE PERIOD LIABILITY FOR DEFECTIVE WORK OR MATERIAL.....27
ARTICLE IX - DEFAULT OF PURCHASER............................................32
ARTICLE X - DEFAULT OF THE SELLER; ACTION BY THE PURCHASER UPON DEFAULT......34
ARTICLE XI - CANCELLATION BY THE PURCHASER...................................37
ARTICLE XIII - INSURANCE ON THE VESSEL AND MATERIALS.........................40
ARTICLE XIV - DAMAGE TO OR LOSS OF A VESSEL..................................42
ARTICLE XV - CERTAIN THIRD PARTY AGREEMENTS AND CONSENTS.....................43
ARTICLE XVI - SELLER TO RECEIVE AND CARE FOR ITEMS FURNISHED BY PURCHASER....45
ARTICLE XVII - RIGHTS OF PURCHASER WITH RESPECT TO ENGINEERING AND DESIGN
   DATA......................................................................46
ARTICLE XVIII - INJURY TO EMPLOYEES AND OTHERS; PROPERTY DAMAGE OR LOSS;
  INDEMNITY REGARDING RELATED AGREEMENTS ....................................46
ARTICLE XIX - MISCELLANEOUS..................................................48
EXHIBIT A - KSI SHIPBUILDING CONTRACT
EXHIBIT B - BASIC DESIGN DRAWINGS
EXHIBIT C - BUILDER'S QUALITY ASSURANCE PROGRAM
EXHIBIT D - LABOR CHARGE OUT RATES FOR CHANGE ORDERS
EXHIBIT E - CERTIFICATE OF DELIVERY AND ACCEPTANCE
EXHIBIT F - CERTIFICATE OF NO LIENS
EXHIBIT G - FORM OF CHANGE ORDER AGREEMENT
EXHIBIT H - REAL PROPERTY WAIVER AND GRANT OF LICENSE
EXHIBIT I - STANDSTILL AGREEMENT
EXHIBIT J - KVAERNER ASA GUARANTY
EXHIBIT K - SUPPORT AND TRAINING AGREEMENT


                       VESSEL PURCHASE AND SALE AGREEMENT


THIS VESSEL PURCHASE AND SALE AGREEMENT (this "Agreement"), is entered into this 29th day of May, 2002, by and between MATSON NAVIGATION COMPANY, INC., a corporation organized under the laws of the State of Hawaii ("Purchaser"), and KVAERNER SHIPHOLDING, INC., a corporation organized under the laws of the State of Delaware ("Seller").

                                  WITNESSETH:

WHEREAS: The Seller has entered into that certain shipbuilding contract dated April 18, 2002, a copy of which is attached hereto as Exhibit A (the "KSI Shipbuilding Contract"), with Kvaerner Philadelphia Shipyard Inc., an affiliate of Seller (the "Builder"), pursuant to which Seller agreed to purchase from the Builder one container vessel of the Philadelphia CV 2600 design, designated as Hull 001 (the "Vessel" or "Hull 001"), to be constructed at the Builder's facility located at Philadelphia, Pennsylvania (the "Shipyard");

WHEREAS: The Purchaser and the Builder have negotiated a shipbuilding contract, to be executed the date hereof (the "Matson Shipbuilding Contract"), pursuant to which the Purchaser has agreed to purchase from the Builder one container vessel of the Philadelphia CV 2600 design, designated as Hull 002 ("Hull 002"); and

WHEREAS: The Seller desires to sell to Purchaser, and Purchaser desires to purchase, Hull 001 upon its delivery from the Builder to Seller.

NOW THEREFORE: In consideration of the premises and the covenants herein contained, and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties hereto agree as follows:


                  ARTICLE I - SALE OF VESSEL AND DELIVERY DATE

SECTION 1.1. SALE AND PURCHASE. Seller hereby agrees to sell, convey and transfer to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Vessel upon its completion and delivery to Seller pursuant to the KSI Shipbuilding Contract subject to the terms and conditions set forth in this Agreement.

SECTION 1.2.    DELIVERY DATE.

      (a) Delivery of the Vessel shall be made to Purchaser on or before June 30, 2003 (such date, as modified by this Agreement, hereinafter called the "Delivery Date").

      (b) The Seller shall promptly notify Purchaser in writing if, at any time during the performance of the contract work, the Builder's Master Production Schedule estimates that the actual delivery date of the Vessel will differ from the Delivery Date by more than five (5) days, and in any event shall notify Purchaser not less than one hundred fifty (150) days, one hundred twenty (120), one hundred (100) days, sixty (60) days, thirty (30) days and ten (10) days prior to the estimated delivery date provided for in such schedule.

      (c) The Seller, in its sole discretion, may accelerate the Delivery
Date by providing written notice to Purchaser. If Seller accelerates the Delivery Date pursuant to this subsection, such new date shall become the Delivery Date for the purposes of determining liquidated damages pursuant to
Article VI and Purchaser's right to cancel this Agreement pursuant to Article
XI. To the extent that any of Purchaser's obligations under this Agreement are based on the Delivery Date, Purchaser's fulfillment of such obligations will be extended as reasonably required by Purchaser with reference to the original Delivery Date and Seller's proposed adjustment; provided, there shall be no such adjustment to Purchaser's obligation to make the Delivery Payment, as provided in this Agreement, on the Delivery Date.

      (d) Fourteen (14) days prior to the projected delivery of the Vessel, employees of Purchaser and Purchaser's contractors or agents shall be entitled to access to the Vessel to engage in such activities and perform such work as Purchaser may specify and to familiarize the crew with the Vessel and to provision of the Vessel; provided that Purchaser's activities shall not (i) interfere with any work being performed by the Builder or (ii) contravene any collective bargaining agreement of the Builder.


                        ARTICLE II - VESSEL DESCRIPTION

SECTION 2.1. PLANS AND SPECIFICATIONS. The Vessel shall be eligible for operation under the U.S. flag and in the U.S. coastwise trade. The Vessel shall in all respects meet the requirements of the KSI Shipbuilding Contract, including without limitation the Specification referred to and described in
Article I thereof, all as modified by this Agreement. In addition to the other terms and conditions of this Agreement describing the Vessel and its performance, Seller agrees to cause the Builder to make such changes to the Vessel, including the installation of Purchaser's Supplies and the delivery of spare parts, to conform the same to the requirements for Hull 002 under the Matson Shipbuilding Contract, including without limitation the Plans and Specifications identified in Article II (a) thereof (the "Plans and Specifications").

      (b) If any additional work or change is performed by the Builder on Hull 002 pursuant to Article II (b) of the Matson Shipbuilding Contract prior to delivery of the Vessel to Purchaser, Seller shall cause the Builder to perform the same work or change on the Vessel at no cost to Purchaser.

      (c) To the extent the Plans and Specifications referred to in ARTICLE II require without limitation work, trials, spares, materials or equipment to be furnished to the "first vessel," the parties agree that such work, trials, spares, material or equipment shall be furnished to Hull 001 under this Agreement. Where any work, trials, spares, material or equipment is to be furnished to one vessel only, but it is not clear if it is Hull 001 or Hull 002, the parties will agree on which vessel is to receive same.

SECTION 2.2. SCOPE OF WORK. The Seller shall cause the Builder to furnish all plant, facilities, labor, materials, supplies and equipment, and shall perform all work necessary to design, construct, launch, outfit, test and deliver the Vessel at Builder's risk and expense, in strict accordance with the Plans and Specifications referred to in Section 2.1 above, and shall cause Builder do everything required by this Agreement and the Plans and Specifications, including causing the Builder to develop working plans and to install any of the Purchaser's Supplies that the Plans and Specifications provide shall be furnished by Purchaser, all for the consideration set forth in
Section 3.1 below for Hull 001, including the spare parts specifically identified in the Specifications, together with such additions and subject to such deductions as are herein provided (the "Purchase Price").

SECTION 2.3. COMPLIANCE WITH REGULATORY BODIES. The Vessel shall be eligible for certification and classification as a commercial containership by the Regulatory Bodies. In performing the contract work, Seller shall cause the Builder to comply with all of the requirements of the Regulatory Bodies notwithstanding that there may be shown in or on any contract plan and/or guidance plan or set out in the Plans and Specifications the specific requirements of any item of contract work, and notwithstanding any approvals shown upon said contract plans, subject, however, to the following: (i) if the Plans or the Specifications specifically require work in excess of that required by the applicable Regulatory Bodies, such specifically required work shall be performed by Seller as contract work required by this Agreement;
(ii) if the Plans and Specifications require work which is less than that required by the applicable Regulatory Bodies, Seller shall perform the work required by the applicable Regulatory Bodies as contract work required by this Agreement; and (iii) if the Plans and Specifications require work that is less than that required by the applicable Regulatory Bodies, and such regulatory requirement is in compliance with a rule of the Regulatory Bodies made effective following the execution of this Agreement, and said requirement effects an increase in the cost of the contract work, the Purchase Price shall be adjusted pursuant to the provisions of Article V of this Agreement. The Seller shall cause all necessary approvals of the Plans and Specifications to be obtained from the Classification Society and from all Regulatory Bodies whose certificates are required for operation of the Vessel as set forth in the Specifications.

SECTION 2.4. WORKMANSHIP AND MATERIALS. Unless otherwise specifically provided in the Plans and Specifications, all workmanship, equipment, materials, and articles incorporated in the Vessel shall be new and of good marine quality and in conformance with good commercial shipbuilding standards. When required by the Plans and Specifications, Seller shall furnish to Purchaser for its approval, which shall not be unreasonably withheld, the names of the manufacturers, vendors and subcontractors of the principal items of machinery, mechanical and other equipment and work which it contemplates incorporating in or having performed on the Vessel. When required by the Plans and Specifications or when requested by Purchaser, Seller shall furnish full information concerning the materials or articles that it contemplates incorporating in the Vessel.

SECTION 2.5. CLASSIFICATION. The Seller shall cause the Builder to arrange with the American Bureau of Shipping (the "Classification Society") for the assignment by the Classification Society of a representative or representatives (the "Classification Surveyor") to the Vessel during construction of the Vessel at the Shipyard. All fees and charges incidental to classification and compliance with the Classification Society class requirements as required under this Agreement, including all fees and charges relating to the Alternative Compliance Program with the United States Coast Guard ("USCG"), unless otherwise specified, shall be for the account of the Builder or the Seller. Prior to the construction of the respective parts of the Vessel, Seller shall cause the Builder to submit to the Classification Society and to obtain all necessary approvals of the plans and drawings related to the construction of the Vessel. Seller shall cause the Builder to promptly furnish to Purchaser copies of all correspondence with the Classification Society. Decisions of the Classification Society as to the compliance or non-compliance with the Classification Society requirements shall be final and binding upon the parties hereto.

SECTION 2.6. APPROVALS BY REGULATORY BODIES. Seller shall cause the Builder to arrange with the USCG for all necessary plan approvals and for the inspection of the Vessel by representatives of USCG during construction of the Vessel at the Shipyard. It is recognized and understood that USCG may appoint the Classification Society as its representative for some functions under the Alternative Compliance Program. Seller or the Builder shall be responsible for payment of all costs and expenses associated with such inspections and surveys performed by USCG. Seller and the Builder shall be responsible for formal communications with USCG and its representatives concerning construction of the Vessel. The above does not preclude Purchaser or USCG from communicating directly on routine matters concerning the construction of the Vessel. The Classification Society, the USCG and all government and other departments or agencies (both domestic and international) having jurisdiction over the contract work, the Shipyard, the Vessel or whose certificates are required for operation of the Vessel in the international and domestic trades of the United States of America are hereinafter collectively called the "Regulatory Bodies."


                    ARTICLE III - PURCHASE PRICE AND PAYMENT

SECTION 3.1. PURCHASE PRICE. The Purchase Price for the Vessel shall be NINETY-SEVEN MILLION DOLLARS ($97,000,000); provided, if Purchaser waives its right to cancel this Agreement pursuant to Article XI hereof and its rights to cancel the Matson Shipbuilding Contract pursuant to Article XXII thereof before December 31, 2002, the Purchase Price for the Vessel shall be NINETY-FOUR MILLION DOLLARS ($94,000,000).

SECTION 3.2. DELIVERY PAYMENT. The Purchase Price for the Vessel shall be paid upon delivery of the Vessel by wire transfer to an account specified by Seller (the "Delivery Payment"); provided that the Delivery Payment shall be subject to (i) deferral of payment of the amounts stated on the Delivery Certificate to be withheld in accordance with Section 7.3; (ii) the holdback described in Section 8.9; (iii) disputed amounts deposited in escrow pursuant to Section 3.3, and (iv) less any reduction in the Purchase Price pursuant to
Section 6.1 hereof. In the event that an increase or decrease in the Purchase Price due to a change is not finally determined prior to delivery of the Vessel to which the increase or decrease applies, appropriate adjustment of any overpayments or underpayments shall be made promptly upon final determination of the increase or decrease after such delivery.

SECTION 3.3. ESCROW ACCOUNT. To the extent that there is a dispute with respect to the amount that Seller owes to Purchaser for liquidated damages pursuant to Section 6.1 of this Agreement or the amount that Purchaser owes Seller for changes pursuant to Article VI hereof, or any other amounts alleged to be owed by either party pursuant to this Agreement, such disputed amounts shall be placed into an interest-bearing escrow account (the "Disputes Escrow Account") prior to the delivery of the Vessel and released to the appropriate party upon resolution of such dispute pursuant to this Agreement. In the case of liquidated damages, Purchaser shall deduct from the Delivery Payment the amount of liquidated damages it is seeking from Seller and deposit such amount into the Disputes Escrow Account. With respect to disputed amounts resulting from changes, Purchaser shall make a deposit into the Disputes Escrow Account equal to the amount that Seller is seeking from Purchaser for the changes. The accrued interest from the Disputes Escrow Account shall be distributed pro rata between the parties based on the final distribution of the amounts held in the Disputes Escrow Account. Provided that Purchaser has complied with the provisions of this Section 2.3, Seller shall not delay or refuse delivery of the Vessel by reason of any disputes with respect to such amounts.

SECTION 3.4. INTEREST FOR LATE PAYMENT. All amounts payable by either party under this Agreement, which are not paid within the time period specified, shall bear interest from the date on which such payment should have been paid until paid or credited in full, to the extent legally enforceable, at the one-month LIBOR Rate charged by Wells Fargo Bank, National Association. The "one-month LIBOR rate" is a base rate that Wells Fargo Bank, National Association from time to time establishes and which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto. Each change in the one-month LIBOR Rate shall become effective at 12:01 a.m. on the day such change becomes effective.


           ARTICLE IV - SUPERVISION, INSPECTION AND APPROVAL OF PLANS

SECTION 4.1. APPOINTMENT OF REPRESENTATIVE. The Seller shall appoint Purchaser as Seller's representative pursuant to ARTICLE IV of the KSI Shipbuilding Contract. In addition, Seller shall not (i) exercise any right or remedy under the KSI Shipbuilding Contract, including making inspections, performing tests or approving changes, or (ii) declare a default under the KSI Shipbuilding Contract, without the prior written consent of Purchaser, but shall in each case exercise any such right or remedy thereunder upon the direction of Purchaser. Purchaser shall be responsible for all costs related to its activities as Seller's representative at the Shipyard.

SECTION 4.2. FACILITIES FOR REPRESENTATIVE. The Seller shall cause the Builder to furnish promptly, without additional charge, all reasonable facilities and materials, including suitably furnished offices (to be at least equivalent to the offices of the Builder's employees of comparable responsibility) with light, heat and air conditioning, as required by climatic conditions, telephone, desks, drawing tables, and filing cabinets, necessary for the safe and convenient administration of the inspection and tests that may be reasonably required by the representatives of the Regulatory Bodies and as specified in the Plans and Specifications for the representatives of Purchaser.

SECTION 4.3. INSPECTIONS. The Seller shall cause the Builder to ensure that the Vessel and the Shipyard shall at all times during working hours be subject to inspections by Purchaser. All material and workmanship, unless otherwise designated by the Plans and Specifications or by this Agreement, shall be subject to inspection by representatives of Purchaser, representatives of the Regulatory Bodies having jurisdiction in the premises or the Vessel at any and all proper times during manufacture and/or construction at any and all places where such manufacture and/or construction are carried on; provided, however, Seller shall cause the Builder to exercise reasonable efforts to schedule tests and, to the extent that they are scheduled by the Builder, inspections, between the hours of 7am and 6pm on workdays. Construction of Hull 001 has been inspected and approved prior to the date of this Agreement by Barber Ship Management, Inc., which inspections shall not be repeated by Purchaser, provided that the foregoing shall not diminish in any way Purchaser's rights under the last sentence of Section 4.6 hereof.

SECTION 4.4. APPROVAL PLANS. The Seller represents and Purchaser acknow-ledges that (i) construction of the Vessel has begun, (ii) with the exception of a few outstanding comments, all necessary plan approvals have been obtained from the Regulatory Bodies, and (iii) the Purchase Price for the Vessel has been agreed on this basis. Attached hereto as Exhibit B is a list of Basic Design Drawings that have previously been submitted to the Regulatory Bodies for approval and Purchaser for review, which are the "Approval Plans" referred to in Section G-17 of the Plans and Specifications. The Purchaser may submit additional comments on such Approval Plans within forty-five (45) days of the date of this Agreement. The Seller shall cause the Builder to implement all changes required by the Plans and Specifications without additional cost to Purchaser. Any other comment, to the extent it requests a change in such Approval Plans, shall be treated as a request for a change under Article V hereof. Any prior approval or acceptance of such Approval Plans by Purchaser, or the failure to comment within the forty-five (45) day period referred to above, shall not relieve Seller from the liabilities specified in Article VIII hereof for deviations from any express requirement of the Plans and Specifications unless Seller has in writing called Purchaser's attention to such deviations at the time of submission. The Purchaser also shall have the right to reasonably request copies of any working plans only for review and comment as to the conformity with the Plans and Specifications.

SECTION 4.5. MASTER PRODUCTION SCHEDULE. On or before the execution of this Agreement, Seller shall have caused the Builder to provide Purchaser with a copy of the Builder's Master Production Schedule current as of the date hereof. The Seller shall cause the Builder to submit to Purchaser any other schedules reasonably required by Purchaser to keep Purchaser informed as to the construction of the Vessel and the progress of construction. The Seller shall cause the Builder to update such schedules monthly, if possible, but in no event less than bi-monthly.

SECTION 4.6. APPROVAL AND REJECTION OF WORK AND MATERIALS. The Purchaser shall promptly approve all work and materials conforming to the requirements of this Agreement and shall promptly reject all work and material not conforming to the requirements of this Agreement. Rejected workmanship shall be satisfactorily corrected, and rejected material shall be satisfactorily replaced with proper material without charge therefor, unless such work or material shall have been furnished by Purchaser, in which event the remedying of such defective work, or the replacing of such defective material, if caused to be done by Seller, shall be treated as a change under this Agreement. The Seller shall cause the Builder to promptly segregate and remove the rejected material. The acceptance of such workmanship and materials shall not prejudice the rights of Purchaser under Article VIII hereof. Defects appearing in any stage of the work shall be cause for rejection even though the item in question may have previously been passed as satisfactory.

SECTION 4.6. QUALITY CONTROL. All inspection, tests, and approvals shall be performed in such a manner as not to delay the work unnecessarily and Purchaser shall not conduct unreasonable repeat inspections. Inspections performed by Purchaser shall not be a substitute for in-process control of quality by the Builder and Seller. The Builder is certified to ISO 9001-2000, and Exhibit C attached hereto describes the Builder's Quality Assurance Program. The Seller shall cause the Builder to maintain its said Quality Assurance Program throughout the duration of this Agreement.


                         ARTICLE V - CHANGES AND SPARES

SECTION 5.1. GENERALLY. The Seller shall cause the Builder to perform all changes to the Vessel required by this Article V. The Seller shall not, except as provided in Section 2.1(b), depart from the requirements of the Plans and Specifications or make any other changes in the contract work required by the Plans and Specifications without all prior authorization required by the provisions of this Article V.

SECTION 5.2. CLASSIFICATION OF CHANGES. For purposes of this Article V, changes in contract work shall be classified as either "essential" changes or "non-essential" changes. "Essential Changes" shall consist of changes in the contract work due to an action of any of the Regulatory Bodies as set forth in clause (iii) of Section 2.3 or due to any other promulgation of a new law or rule that renders it illegal to own or operate the unchanged Vessel. All other changes shall be "Non-essential Changes."

SECTION 5.3.    CHANGE ORDER PROCEDURE.

      (a) The Seller shall be entitled to a fair and reasonable adjustment in the Purchase Price and Delivery Dates relating to any Essential Change or Non-essential Change performed hereunder. Upon receipt of Purchaser's written direction for a change, Seller shall submit within fifteen (15) days to Purchaser the Builder's "rough-order-of-magnitude" ("ROM") estimate of the net increase or decrease in the Purchase Price and the effect on the Delivery Date of the Vessel resulting from such change.

      (b) As soon as practicable thereafter, but in no event more than fifteen
(15) days after the submission of the ROM estimate except for good cause due to the nature of the change requested by Purchaser, Seller shall provide Purchaser with the Builder's detailed estimate for such change, which estimate shall include the following:

          (i)  the net increase or decrease in the Purchase Price, including
      (1) a materials cost estimate complete with copies of material quotations valued at over $5,000 per item and with a ten percent (10%) mark-up for materials handling and administration, and (2) a labor man-hour estimate broken down by SFI at the one digit level and multiplied by the composite labor charge out rate (including burden, overhead and fees) for the relevant elements of engineering, planning and production labor cost, which rates as of the date hereof are attached hereto as Exhibit D and are subject to the provisions of subparagraph (iii) below;

          (ii) the estimate of the impact on the Delivery Date for the Vessel and the Builder's Master Production Schedule, both in calendar days and to the contract and additional overhead (as appropriate);

          (iii)  the effect on weight, moments and centers;

          (iv) the changes to the Vessel's speed, fuel consumption, deadweight and container capacity;

          (v) the effect of such change on the other terms and conditions of this Agreement; and

          (vi) a list of the plans and drawings affected by the proposed change.

      The foregoing hereinafter collectively referred to as the "Essential
Terms."

      (c) The composite labor rates set forth in Exhibit D attached hereto are subject to periodic adjustment by the Builder not less than annually unless otherwise specified in a union contract. Such adjustments will be communicated to Purchaser at which times the parties will execute an amendment to this Agreement for the purposes of amending Exhibit D.

      (d) The Purchaser shall accept or reject the detailed estimate within fifteen (15) days after receipt of such estimate. If the estimate is accepted, Seller shall prepare, and Purchaser and Seller shall execute, an amendment to this Agreement, in the form of Exhibit G attached hereto (the "Change"), to amend the terms and conditions of this Agreement with respect to such Essential Change or Non-essential Change.

SECTION 5.4. ESSENTIAL CHANGES. The Purchaser shall have the right to direct Seller to cause the Builder to perform an Essential Change, and Seller upon receipt of Purchaser's written direction shall cause the Builder to commence the performance of the Essential Change at such time as Purchaser may direct without regard to whether prior agreement has been reached as to the effect of the Essential Change on the Essential Terms.

SECTION 5.5. NON-ESSENTIAL CHANGES. The Purchaser shall have the right to propose to Seller in writing a Non-essential Change in the contract work, and Seller shall promptly review such proposal and provide Purchaser with estimates relating to such change in accordance with the procedures described in Section
5.3 above. The Seller's obligation to perform such Non-essential Change shall be as follows:

      (a) The Seller shall perform such Non-essential Change, provided:

          (i) such change or an accumulation of such Non-essential Changes will not, in the Builder's reasonable judgment, adversely affect the Builder's planning or program in relation to the Builder's other commitments;

          (ii) prior to the expiration or waiver of Purchaser's right to cancel this Agreement pursuant to Article XI, such change or an accumulation of such Non-essential Changes will not, in Seller's reasonable judgment, adversely affect Seller's ability to sell the Vessel to another party in the event that Purchaser cancels the Agreement pursuant to Article XI; and

          (iii) the parties agree on the effect of the Non-essential Change on the Essential Terms and execute a Change with respect thereto.

      (b) In the event that the parties are unable to agree as to the effect of the Non-essential Change on the Essential Terms pursuant to subsection (a) above, Purchaser may direct Seller to cause the Builder to perform a Non-essential Change without the prior agreement of the parties as to the effect of the Non-essential Change on the Essential Terms if such change will not, in the Builder's reasonable estimate, cause a delay of more than thirty (30) days, or in the aggregate for all Non-essential Changes for which no agreement has been reached, of more than ninety (90) days, or that such Non-essential Change, in the aggregate with all other Non-essential Changes for which no agreement has been reached, will not cost, in Seller's reasonable estimate, more than SEVEN HUNDRED AND FIFTY THOUSAND DOLLARS ($750,000).

SECTION 5.6. CHANGE PROPOSALS BY SELLER. The Seller shall have the right to propose to Purchaser in writing any change in the contract work. The Seller shall transmit to Purchaser its proposed change accompanied by a detailed estimate containing the information provided in and in accordance with the procedures of Section 5.3, provided that nothing herein shall require Purchaser to accept a change proposed by Seller.

SECTION 5.7. COST REIMBURSEMENT. In all cases where changes are proposed by Purchaser but the proposals are subsequently withdrawn, the reasonable costs incurred by Seller in preparing an estimate of the net increase or decrease in the Purchase Price and the probable delay in delivery shall be paid to Seller by Purchaser; provided that where withdrawal of the proposal is due to good-faith failure to agree as to cost and delay attributable to the proposed change, Seller shall be entitled to recover only those reasonable costs in excess of FIVE-HUNDRED DOLLARS ($500).

SECTION 5.8. DISPUTED CHANGES. In the event that Purchaser has directed Seller to make an Essential Change pursuant to Section 5.4 or a Non-essential Change pursuant to Section 5.5 and the parties are unable to agree on the price and other Essential Terms of such change within thirty (30) days, the matter shall be settled in accordance with Section 19.10 of this Agreement and the work on such Non-essential Change shall proceed during the pendency of the proceedings pursuant to Section 19.10, except as otherwise provided herein.

SECTION 5.9.    SPARES.

      (a) The Purchaser will provide Seller with a list of spares in excess of those set forth in the Plans and Specification. At Purchaser's option, Seller shall cause the Builder to purchase such spares on behalf of Purchaser at the prices available to Builder, which shall be treated as a Non-essential Change pursuant to this Article V.

      (b) For spares that are purchased by Seller prior to the expiration or waiver of Purchaser's right to cancel this Agreement pursuant to Article XI, Seller shall cause the Builder to include a cancellation provision in the purchase orders for such spares. In the event that Purchaser cancels this Agreement pursuant to Article XI, Purchaser shall reimburse Seller for any cancellation fees assessed by the vendors or for any deposits or payments that Seller is unable to have refunded as a result of such cancellation.


    ARTICLE VI - PERFORMANCE GUARANTEES AND TERMINATION FOR NON-PERFORMANCE

SECTION 6.1. PERFORMANCE GUARANTEES. The Purchase Price shall be subject to adjustment, as hereinafter set forth, in the event of the following contingencies (it being understood by the parties that any reduction of the Purchase Price is by way of liquidated damages and not by way of penalty):

      (a) Delivery.

          (i) No adjustment shall be made and the Purchase Price shall remain unchanged for the first thirty (30) days of delay in delivery of the Vessel beyond the Delivery Date (ending as of twelve o'clock midnight of the thirtieth (30th) day of delay).

          (ii)  If the delivery of the Vessel is delayed more than thirty
      (30) days after the Delivery Date, then, in such event, beginning at twelve o'clock midnight of the thirtieth day after the Delivery Date, the Purchase Price shall be reduced by deducting therefrom $20,000 per day.

          (iii) But, if the delay in delivery of the Vessel should continue for a period of one hundred and eighty (180) days from the thirty-first
      (31st) day after the Delivery Date, then in such event, and after such period has expired, Purchaser may at its option terminate this Agreement in accordance with the provisions of Section 6.3 hereof. The Seller may, at any time after the expiration of the aforementioned one hundred and eighty (180) days of delay in delivery, if Purchaser has not served notice of termination as provided in Section 6.3 hereof, demand in writing that Purchaser shall make an election, in which case Purchaser shall, within fifteen (15) days after such demand is received by Purchaser, notify Seller of its intention either to terminate this Agreement or to consent to the acceptance of the Vessel at an agreed future date and with the reduction in the Purchase Price determined in accordance with this ARTICLE; it being understood by the parties hereto that, if the Vessel is not delivered by such future date, Purchaser shall have the same right of termination upon the same terms and conditions as hereinabove provided.

           (iv) If Purchaser requests in writing that the delivery of the Vessel be made earlier than the Delivery Date, and if the delivery of the Vessel is made in response to such request of Purchaser, then, in such event, beginning with the first (1st) day prior to the Delivery Date, Seller shall promptly furnish Purchaser with an estimate of increased costs and other changes attributable to any such request in accordance with the procedures set forth in Section 5.3 hereof and action shall be taken as provided therein. In the event that a new Delivery Date is established both payments and liquidated damages will be related to the new Delivery Date.

      (b) Container Carrying Capacity.

          (i) The design container capacity of the Vessel is 1441 containers under conditions according the Vessel's Container Stowage Plan
      001 0315 80 401 Version H (typical loading). Should there be a deficiency in said container carrying capacity of the Vessel of more than 10 containers (independent of size), i.e. less than 1431 containers, the Purchase Price shall be reduced with THIRTY THOUSAND DOLLARS ($30,000) per 20' and 24' container, SIXTY THOUSAND DOLLARS ($60,000) per 40' and 45' container, and EIGHTY THOUSAND DOLLARS ($80,000) per refrigerated container in accordance with the agreed stowage plan short of 1431 containers.

           (ii) Should the container carrying capacity be reduced by more than fifty (50) containers, then Purchaser may, at its option, reject the Vessel and terminate this Agreement in accordance with the provisions of
      Section 6.3 hereof, or may accept the Vessel at a reduction in the Purchase Price as specified above.

      (c) Deadweight.

          (i) The Purchase Price shall not be affected or changed by reason of the actual deadweight of the Vessel as determined in accordance with the Specification if the difference is less than 300 metric tonnes of the 29400 metric tonnes guaranteed deadweight of the Vessel.

          (ii) However, in the event that the deficiency in the actual dead-weight of the Vessel as determined in accordance with the Specification is more than 300 metric tonnes of the guaranteed deadweight of the Vessel, the Purchase Price shall be reduced by the sum of ONE THOUSAND FIVE HUNDRED DOLLARS ($1,500.00) for each full metric ton of such deficiency being more than 300 metric tonnes (disregarding fractions of one (1) metric tonnes).

          (iii) In the event of such deficiency in the actual deadweight of the Vessel being 1000 metric tonnes or more, then, Purchaser may, at its option, reject the Vessel and terminate this Agreement in accordance with the provisions of Section 6.3 hereof or accept the Vessel at a reduction in the Purchase Price as specified above.

      (d) Speed.

          (i) The Purchase Price shall not be affected or changed by reason of the actual speed, as determined by the trial run, being less than two-tenths (2/10) of one (1) knot below the guaranteed speed of twenty-two and one-half (22.5) knots as defined in the Specification for any Vessel.

          (ii) However, commencing with each full one-tenth (1/10) knot thereafter, the Purchase Price shall be reduced as follows for each full one-tenth (1/10) of a knot (but disregarding fractions of one-tenth (1/10) of a knot):

3/10th of a knot-5/10th of a knot  $115,000 per full one-tenth (1/10) of a knot
6/10th of a knot-1 full knot       $165,000 per full one-tenth (1/10) of a knot

          (iii) If the deficiency in actual speed of the Vessel upon trial run is more than one (1) full knot below the guaranteed speed of the Vessel, Purchaser may, at its option, reject the Vessel and terminate this Agreement in accordance with the provisions of Section 6.3 hereof, or may accept Vessel at a reduction in the Purchase Price as specified above.

      (e) Fuel Consumption:

          (i) The Purchase Price shall not be affected or changed by reason of the fuel consumption of the main engine on the test bed, as determined per the Plans and Specifications, being more than the guaranteed fuel consumption of the Vessel, if such excess is not more than five percent (5%) over the guaranteed fuel consumption, equaling
      179.55 g/kWh (171g/kwh +5%).

          (ii) However, commencing with an excess of five percent (5%) in the actual fuel consumption over the guaranteed fuel consumption, equaling 179.55g/kWh, the Purchase Price shall be reduced by the sum of TWO HUNDRED THOUSAND DOLLARS ($200,000.00) for each full gram increase in fuel consumption.

          (iii) If such actual fuel consumption exceeds 189.55 g/kWh, Purchaser may, at its option, reject the Vessel and terminate this Agreement in accordance with the provisions of Section 6.3 hereof, or may accept the Vessel at a reduction in the Purchase Price as specified above.

SECTION 6.2. EFFECT OF TERMINATION AND OFFSET. Notwithstanding any other provision of this ARTICLE VI, it is expressly understood and agreed by the parties hereto that in any case:

      (a) If Purchaser terminates this Agreement under this Article VI, Purchaser shall not be entitled to any liquidated damages.

      (b) Any amounts of liquidated damages payable under this Article VI may be offset from payments due on the Purchase Price under Section 3.2.

SECTION 6.3.    PROCEDURE FOR TERMINATION BY PURCHASER.

      (a) In the event that Purchaser shall exercise its right to terminate this Agreement under this ARTICLE VI, then Purchaser shall notify Seller pursuant to Section 19.11 hereof, and such termination shall be effective as of the date notice thereof is received by Seller.

      (b) Thereupon Seller shall promptly refund to Purchaser the full amount of all sums paid by Purchaser to Seller on account of the Vessel, unless Seller proceeds to dispute such termination under the provisions of Section 19.10 hereof.

      (c) Upon such refund by Seller to Purchaser, all obligations, duties and liabilities of each of the parties hereto to the other under this Agreement shall be forthwith completely discharged.


                       ARTICLE VII - TRIALS AND DELIVERY

SECTION 7.1.    TRIALS.

      (a) The Vessel shall have the dock trials and other trials and tests as set forth in the Plans and Specifications and in this Agreement. The reasonably necessary expenses of such trials and tests shall be borne by Seller.

      (b) When the work on the Vessel is substantially complete, as required by this Agreement, and when Seller and the Builder shall have made sufficient trials at the dock to be reasonably sure of satisfactory performance under the requirements of this Agreement, the Vessel shall be subject to trials at sea to test it and its power as prescribed by the Plans and Specifications and this Agreement.

      (c) Arrangements will be made so as to obtain specific data during the trials that are required to determine compliance with this Agreement and the Plans and Specifications. At a reasonable time, but no less than sixty (60) days before the Vessel is ready for trial, Seller shall submit a schedule and description of trials to Purchaser for approval by Purchaser.

      (d) The Purchaser shall have the right to have authorized representa-tives, employees, inspectors and any other person reasonably designated by Purchaser present at all sea trials.

SECTION 7.2 ADDITIONAL TRIALS-EXPENSES. If at and upon trials required by the Plans and Specifications and by this Agreement there shall be any failure of the Vessel to meet the requirements of this Agreement, Seller shall, after corrective action is taken, cause the Builder to make further trials sufficient in number reasonably to demonstrate compliance with the Plans and Specifica-tions and this Agreement. The costs of all additional trials required by this
Section 7.2 shall be borne by Seller or the Builder, except that with regard to any trials made necessary by failure or malfunction upon prior trial of equipment or machinery furnished by Purchaser, Purchaser shall bear the cost of such additional trials.

SECTION 7.3. POST-TRIAL INSPECTION-ACCEPTANCE AND DAMAGES. After the trials required by this Agreement or by the Plans and Specifications have been completed, the Vessel shall be returned to the Shipyard, and in cases where the performance is in question, in accordance with the equipment vendor's recommendations or required by the Regulatory Bodies, the machinery shall be opened up for post-trial inspection and examination. If the requirements and conditions hereof shall, upon the trials mentioned, be fulfilled, the Vessel shall be accepted subject to the provisions of Article VIII hereof. If any defects, deficiencies or non-conformance with the Plans or Specifications or damage due to such defects or deficiencies or non-conformance with the Plans or Specifications appear in the work performed by the Builder, or in the materials and equipment supplied by the Builder, Seller shall cause the Builder to correct the defects, deficiencies, non-conformance with the Plans or Specifications or damage at the expense of Seller or the Builder, after which the machinery shall be closed and connected, ready for service; provided, however, that if the requirements, conditions and guarantees of this Agreement shall not be met, the parties may stipulate money damages in lieu of performance by Seller, or Purchaser may accept delivery subject to completion or correction of all incomplete or defective contract work listed by Purchaser in the Delivery Certificate with an appropriate holdback from the Delivery Payment for the Vessel to cover the work, provided that any amount held back by Purchaser that is disputed by Seller shall be deposited in the escrow account pursuant to Section 3.3. Prior to delivery all oily water wastes, pumpable sludge and any sludge beyond the amount reasonably expected to be present under the circumstances shall be removed from the Vessel by the Builder at Seller's expense.

SECTION 7.4. SUPPLIES USED DURING TRIALS AND ON BOARD AT DELIVERY. Seller shall use and cause the Builder to use during trials and shall have on board at the time of delivery of the Vessel, the supplies (including without limitation lubricating oil, diesel oil, fuel oil and fresh water) requested by Purchaser from the suppliers designated by Purchaser, and Purchaser shall pay for the supplies left on board at delivery at Seller's invoiced cost, provided that Seller will use its best efforts to obtain competitive prices for such supplies.

SECTION 7.5.    DELIVERY.

      (a) When the work on the Vessel is complete or substantially complete in accordance with this Agreement and the Vessel has passed the tests required by this Agreement, the Vessel as completed or substantially completed shall be delivered by Seller and accepted by Purchaser at the time of delivery from the Builder to Seller alongside a safe and accessible pier at the Shipyard, where there must be sufficient water for the Vessel always to be afloat and during egress from the berth, custom to the contrary notwithstanding, free and clear of all liens, security interests, and claims of every nature, excepting, however, those in favor of a claimant, other than Seller or Builder, arising out of the acts or omissions of Purchaser, with not less than ten (10) days prior written notice to Purchaser of such delivery.

      (b) As used in this Agreement, the term "substantially complete" shall mean complete except for minor items not affecting the commercial utility and safe operation of the Vessel and not violating any requirement of a Regulatory Body. Unless waived by Purchaser, in Purchaser's sole discretion, the Vessel shall not be deemed to be "substantially complete" if a delivery deficiency will require the Vessel to be taken out of service prior to the Vessel's regular maintenance schedule or if the aggregate value of such delivery deficiencies is in excess of SIX HUNDRED AND TWENTY-FIVE THOUSAND DOLLARS ($625,000.00).

      (c) Upon delivery, Seller shall furnish to Purchaser a copy of the Builder's Certification (U.S. Coast Guard Form 1261) issued to Seller pursuant to the KSI Shipbuilding Agreement, a bill of sale (U.S. Coast Guard Form 1340), and a Certificate of Freedom from Liens (pursuant to Section 7.6 hereof), and Seller and Purchaser shall (i) deliver to Purchaser a copy of the delivery certificate given by the Builder to the Seller at the delivery of the Vessel, and (ii) execute a Delivery Certificate in the form of Exhibit E accepting the Vessel, and Purchaser shall, within ten (10) days thereafter, remove or cause the Vessel to be removed from the Shipyard.

      (d) Delivery and Acceptance by Purchaser of the Vessel shall be expressly conditioned upon (i) Purchaser's rights under Article VIII hereof, and (ii) Purchaser's right to completion by Seller thereafter of any uncompleted contract work and correction by Seller of any defective contract work as shown in the Delivery Certificate in accordance with Section 7.3.

SECTION 7.6. LIENS. At the time of delivery of the Vessel, Seller shall deliver to Purchaser (i) a copy of the certificate of no liens given by the Builder to the Seller at the delivery of the Vessel, and (ii) a Certificate of No Liens, in the form of Exhibit F attached hereto ("Lien Certificate"), certifying the absence of any liens, security interests or rights in rem of any kind on said Vessel, other than a lien, security interest or rights in rem arising out of the actions of Purchaser. If Seller is unable to provide a Lien Certificate because there is a lien, security interest or right in rem on the Vessel, Purchaser may secure the discharge or release of such lien, security interest or right in rem by withholding from the Delivery Payment the amount required to bond and secure the release or discharge of such lien, security interest or right in rem, which amount shall include the estimated amount of all expenses which might be incurred therewith.

SECTION 7.7. TITLE. Title and risk of loss of the Vessel shall pass to Purchaser only upon the completion of the delivery to and acceptance by Purchaser of the Vessel in accordance with the terms of this Agreement. Until such time, title to and risk of loss of the Vessel shall remain with Seller except as otherwise provided in Article X. Title to all scrap and title to any material that is surplus to the requirements of this Agreement (except Purchaser's Supplies or which under any adjustment of the Purchase Price under the provisions of Article V of this Agreement remains the property of the Purchaser) shall vest in Seller or the Builder, as the case may be. Title to all Purchaser's Supplies shall at all times remain in Purchaser.


    ARTICLE VIII - GUARANTEE PERIOD LIABILITY FOR DEFECTIVE WORK OR MATERIAL

SECTION 8.1. ASSIGNMENT OF GUARANTEES. The Seller shall assign or cause to be assigned to Purchaser all guarantees received from the Builder under the KSI Shipbuilding Contract. In addition, Seller shall cause the Builder to fulfill any guaranty obligation in this Article VIII not otherwise contained in and performed by Builder in the guarantees assigned pursuant to the this Section 8.1.

SECTION 8.2. GUARANTEE PERIOD. Notwithstanding any inspection or failure to reject by Purchaser or any of the applicable Regulatory Bodies pursuant to
Article IV and Sections 7.1 through 7.3 of this Agreement, if at any time within twelve (12) months after delivery of the Vessel (the "Guarantee
Period") there shall appear or be discovered, any weakness, any defect, any deficiency, any failure, any breaking down or deterioration in design, workmanship or material furnished by Seller or the Builder in performing the contract work, or any failure of any equipment, machinery or material, so furnished by Seller or the Builder, to function as prescribed and as intended by the Plans and Specifications and this Agreement (herein called a "Guarantee Deficiency{ XE "Guarantee Deficiency" }"), such Guarantee Deficiency shall be made good, at Seller's or Builder's expense, to the requirements of the Plans and Specifications and this Agreement; provided, however, neither Seller nor Builder shall be responsible for the cost of correcting any such Guarantee Deficiency to the extent that such Guarantee Deficiency resulted from Purchaser's specific written direction (including Plans and Specifications furnished by Purchaser) later found to result in a Guarantee Deficiency (but only if Seller or Builder gave Purchaser written notice that such specific direction was technically improper) nor to the extent that it is due to ordinary wear and tear, nor to the extent increased by the negligence or other improper act of Purchaser or any operator of the Vessel or of any other person other than Seller, the Builder or its subcontractors during said period. In the event that the Vessel is prevented from entering or is taken out of service as a result of a Guarantee Deficiency, then the Guarantee Period shall be extended by the period of time that the Vessel is out of service for such reason. In the event that repairs or correction of a Guarantee Deficiency are completed within ninety (90) days of the expiration of the Guarantee Period, the Guarantee Period shall be extended with respect to such item for a period of ninety (90) days from the date of completion of repairs or corrections of the Guarantee Deficiency.

SECTION 8.3. LIMITATION OF GUARANTEE LIABILITY. The liability of Seller to Purchaser under this Agreement on account of any Guarantee Deficiency shall not extend beyond the actual repair or replacement thereof at straight time commercial shipyard or ship repair yard rates including the cost of the drydocking and dockage of the Vessel, if necessary, and any tariffs, imposts or levies incurred in connection therewith, plus the actual cost of any investigation by Purchaser or any subcontractor required to determine the cause of a Guarantee Deficiency including, without limitation, the cost of repair parts, material, testing, and any charges or expenses reasonably incurred by Purchaser in connection therewith. The Seller shall not be liable to Purchaser for any damage to the Vessel or its equipment or cargo or other property of Purchaser or for consequential damages of Purchaser arising out of any such Guarantee Deficiency, except that in the event any Guarantee Deficiency in any item of machinery or equipment furnished by Seller or the Builder or in the event that any workmanship or material furnished by Seller or the Builder in performance of work upon any of the Vessel's machinery or equipment, gives rise to a Guarantee Deficiency causing any damage to such items of machinery or equipment, Seller shall be liable not only for the cost of correcting or repairing such Guarantee Deficiency, but also shall be liable for the cost of correcting or repairing such damage to such item of machinery or equipment caused by such Guarantee Deficiency. Any work required to be performed pursuant to the provisions of this Article VIII shall be carried out, if practicable and at Purchaser's option, at the Shipyard. The Seller may, with the concurrence of Purchaser, have such work performed by its subcontractor, another shipyard or repair facility. The Purchaser may, however, have such work performed by the vessel crew, or by a shipyard or ship repair yard at any port satisfactory to it and in that event Seller shall be liable to Purchaser for the expense thereof at the straight time commercial shipyard or ship repair yard rates prevailing in such port areas, including the cost of dockage of the Vessel, if necessary. In all events, Purchaser shall bring the Vessel to the site where repairs are to be effected at its own cost. In the case of guaranty repairs made by the crew, Purchaser shall make a reasonable effort to consult with Seller or the Builder prior to making such repairs, and shall provide such documentation as reasonably requested by Seller or the Builder to establish the nature of the deficiency. In any event, unless otherwise agreed, Seller shall be responsible only for the cost of materials and any necessary overtime labor cost incurred in the case of crew repairs, and Seller will not guaranty such repairs; provided, however, for any repair performed under the direction or supervision of Builder's guarantee engineer, Seller shall pay for the cost of materials and labor and shall continue to provide any guaranty required hereunder.

SECTION 8.4. LIMITATION OF GUARANTEE LIABILITY. The Seller shall cause the Builder to assign the program manager or another designee for the Guarantee Period to supervise Seller's responsibilities under this Article in the correction and repair of Guarantee Deficiencies. The Seller shall cause the Builder to have an engineer on board the Vessel for at least ninety (90) days and, at its option, for the Guarantee Period, who shall have full opportunity to observe and inspect the working of the Vessel in all its parts, but without any directing or controlling authority over the Vessel. In computing the Guarantee Period from the date of Purchaser's acceptance of the completed Vessel, there shall be excluded any time the Vessel is prevented from entering or is taken out of service on account of any Guarantee Deficiency for which Seller or Builder is responsible, as herein provided.

SECTION 8.5. NOTIFICATION OF GUARANTEE DEFICIENCIES. The Purchaser shall notify Seller or the Builder of any Guarantee Deficiencies or damage for which Seller is liable pursuant to Section 8.2 above, discovered or appearing within the Guarantee Period, within thirty (30) days of the end of such period or if the Vessel is at sea at the end of such period, within thirty (30) days of the end of the voyage. In the event Purchaser proposes the repair or correction of such Guarantee Deficiency or damage before the Vessel reaches its next continental United States port, notice shall be given to Seller not later than five (5) days after the discovery of the Guarantee Deficiency or damage and before repair, otherwise notice shall be given five (5) days after the Vessel next reaches a continental United States port and before the Guarantee Deficiency or damage is repaired or corrected. Whenever practical (taking into consideration the necessity of keeping the Vessel on schedule) Seller or the Builder shall be given an opportunity to inspect the Guarantee Deficiency or damage before it is remedied.

SECTION 8.6. FINAL GUARANTY SURVEY. A final guarantee survey of the Vessel shall be conducted by Purchaser at or near the expiration of the Guarantee Period. Such survey shall be based on the Guarantee Deficiencies in the contract work appearing or discovered during the Guarantee Period. In the event that the Vessel is not available for the guarantee survey on or before the end of the Guarantee Period, Purchaser promptly shall submit to Seller or the Builder a list of all of the Guarantee Deficiencies in the contract work appearing or discovered during the Guarantee Period and all damage for which Seller is liable under the provisions of this Article VIII. The final guarantee survey shall be held at such port in the United States as Purchaser designates and seven (7) days written notice of time and place for such guarantee survey shall be given to Seller or the Builder by Purchaser.

SECTION 8.7. UNDERWATER GUARANTEE DEFICIENCIES. For the determination of any underwater Guarantee Deficiencies, Purchaser, at Purchaser's expense, may drydock the Vessel within twelve (12) months of the Vessel's delivery or within such longer period as is required by the Vessel's operating schedule. If the Vessel is drydocked after the twelve (12) month period, Seller's liability for Guarantee Deficiencies discovered on drydocking is limited to those Guarantee Deficiencies that arose in the Guarantee Period. In the event that the drydocking is postponed beyond the Guarantee Period, Purchaser may continue to withhold from the payment of the Guarantee Holdback pursuant to Section 8.9 below an amount to be agreed upon by the parties, but in no case more than ONE HUNDRED AND FIFTY THOUSAND DOLLARS ($150,000.00) for the Vessel, unless there is reasonable evidence of underwater Guarantee Deficiencies that will require a greater holdback, which amount will be payable to Purchaser for any drydocking Guarantee Deficiencies that are discovered and to Seller for any excess, upon the successful completion of the drydocking. In the event Guarantee Deficiencies are discovered in the course of the drydocking of the Vessel and such deficiencies are corrected, Purchaser shall pay, as his expense, the haul day and any lay days required to accomplish the Vessel's normal drydocking maintenance; provided, however, that if a Guarantee Deficiency is discovered, the correction of which requires additional drydocking time, Seller, in addition to the cost of the correction of the Guarantee Deficiency, as provided in this Article VIII, shall also pay, as its expense, for each additional drydocking lay day. If it becomes necessary to drydock the Vessel solely for the correction of a Guarantee Deficiency for which Seller is responsible, the cost of the entire drydocking required for the correction of the Guarantee Deficiency, as well as the cost of remedying the deficiency, as provided in this Article VIII, shall be at the expense of Seller.

SECTION 8.8. EXCLUSIVE REMEDY. The liability of Seller for a Guarantee Deficiency and for any damage to the Vessel or to its cargo, resulting from any Guarantee Deficiency, as set out in this Article VIII, is intended as the exclusive remedy of Purchaser against Seller for any Guarantee Deficiency in the Vessel or any damage to the Vessel or to its cargo resulting from any such Guarantee Deficiency and replaces and excludes any other liability, guarantee, warranty and/or condition imposed by law, statutory or otherwise. THE SELLER MAKES NO FURTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS OF THE VESSEL, ITS MACHINERY OR EQUIPMENT FOR A PARTICULAR PURPOSE.

SECTION 8.9. GUARANTEE HOLDBACK. The Purchaser may withhold TWO MILLION DOLLARS ($2,000,000) from the Delivery Payment. At the time of the delivery of the Vessel, Purchaser shall deposit the full amount of the Guarantee Holdback into an escrow account. The Purchaser shall pay to Seller the entire Guarantee Holdback, less any amount to cover any outstanding Guarantee Deficiency, upon completion of the Guarantee Period for the Vessel. Any amounts withheld beyond the end of the Guarantee Period pursuant to Section 8.7 above or this Section
8.9 shall be paid to Seller upon the correction of all Guarantee Deficiencies for which such amounts were withheld. Any dispute with respect to the disposition of the Guarantee Holdback shall be settled pursuant to Section
19.10 of this Agreement.


                       ARTICLE IX - DEFAULT OF PURCHASER

SECTION 9.1. NON-MONETARY DEFAULT. The Purchaser shall be deemed to be in default of performance of its obligations under this Agreement in the following cases:

      (a) If Purchaser fails to take delivery of the Vessel when such Vessel is duly tendered for delivery by Seller under the provisions of this Agreement; or

      (b) The Purchaser being dissolved or adjudged bankrupt or making a general assignment for the benefit of its creditors, or the appointment of a receiver of any kind whatsoever, whether or not appointed in bankruptcy, common law or equity proceedings, whether temporary or permanent, for the property of Purchaser, or the filing by Purchaser of a petition for reorganization or other proceedings with reference to Purchaser, under the Bankruptcy Code of the United States or any similar law, state or federal or in any jurisdiction in which Purchaser has assets or is registered to do business, or the filing of such petition of creditors and approval thereof by the courts, whether proposed by a creditor, a stockholder or any other person whatsoever, or the filing of an answer to such a petition admitting insolvency or inability to pay its debts.

SECTION 9.2. MONETARY DEFAULT. If Purchaser shall fail to take delivery of the Vessel as provided in Section 9.1(a) above, Purchaser shall be deemed in default of payment of the Delivery Payment for such Vessel and shall pay interest thereon at the same rate as aforesaid from and including the day on which the Vessel is tendered for delivery by Seller. In any event of default by Purchaser, Purchaser shall also pay all reasonable charges and expenses incurred by Seller as a result thereof.

SECTION 9.3. EFFECT OF DEFAULT. If any default by Purchaser occurs as provided herein, the Delivery Date shall be automatically postponed for a period of continuance of such default by Purchaser. If any default by Purchaser continues for a period of fifteen (15) days, Seller may, at its option, terminate this Agreement by giving notice of such effect to Purchaser in accordance with Section 19.11 hereof unless Purchaser proceeds to the dispute resolution under the provisions of Section 19.10. Upon receipt by Purchaser of such notice of termination, this Agreement shall forthwith become null and void and any of Purchaser's Supplies shall become the sole property of Seller. In the event of such termination of this Agreement, Seller shall be entitled to retain any amounts theretofore paid by Purchaser to Seller on account of this Agreement.

SECTION 9.4. SALE OF THE VESSEL. In the event of termination of this Agreement as above provided, Seller shall have full right and power either to complete or not to complete the Vessel, as it deems fit, and to sell the Vessel at a public or private sale on such terms and conditions as Seller thinks fit without being answerable for any loss or damage; provided that Seller shall give Purchaser thirty (30) days' notice of the date of any such sale and Seller shall be bound in good faith to secure the best price obtainable and shall account for the proceeds and expenses as set forth below.

      (a) In the event of the sale of the Vessel in its completed state, the proceeds of the sale received by Seller shall be applied firstly to payment of all expenses attending such sale and otherwise incurred by Seller as a result of Purchaser's default, and then to payment of the Purchase Price and interest on the Purchase Price at the rate provided in Section 3.4.

      (b) In the event of sale of the Vessel in its incomplete state, the proceeds of the sale received by Seller shall be applied firstly to payment of all expenses attending such sale and otherwise incurred by Seller as a result of Purchaser's default, and then to payment of all costs of construction of the Vessel and compensation to Seller for a reasonable loss of profit due to the termination of this Agreement.

      (c) If the proceeds of sale are insufficient to pay such total amounts payable as aforesaid, Purchaser shall promptly pay the deficiency to Seller upon request.


    ARTICLE X - DEFAULT OF THE SELLER; ACTION BY THE PURCHASER UPON DEFAULT

SECTION 10.1. EVENTS OF DEFAULT. The following shall constitute events of default of Seller under this Agreement:

      (a) The failure of Seller and the Builder to prosecute the contract work with such diligence and in such manner as will enable it to complete said work within 210 days after the Delivery Date, except and to the extent that such failure is due to the causes stated in Article XII of this Agreement for which Seller would be entitled to an extension of the Delivery Date; provided that Purchaser shall have given Seller notice of such failure and that Seller shall not, within fifteen (15) days of the date of receipt of such notice, have shown to the satisfaction of Purchaser that it has taken steps sufficient to remedy the failure in a manner satisfactory to Purchaser.

      (b) The failure of Seller, or the failure of the Seller to cause the Builder, in any other respect to use due diligence in the performance of the contract work or its failure to perform any of the covenants, agreements or undertakings on its part to be performed under this Agreement or the KSI Shipbuilding Agreement, including but not limited to, Builder's agreement to make prompt payment for all labor, material, services and other charges which are to be paid by Builder; provided that Purchaser shall give notice to Seller as to such failure, and Seller shall not, within fifteen (15) days after being so notified, correct any failure to use due diligence or undertake the performance of said covenants, undertakings or agreements required to cure such failure, and thereafter prosecute in good faith to completion all such work or performance required to cure such failure.

      (c) The Seller or the Builder being dissolved or adjudged a bankrupt or making a general assignment for the benefit of its creditors, or the appoint-ment of a receiver or receivers of any kind whatsoever, whether or not appointed in bankruptcy, common law or equity proceedings, whether temporary or permanent, for the property of Seller or the Builder, or the filing by Seller or the Builder of a petition for reorganization or other proceedings with reference to Seller or the Builder, under any of the provisions of the Bankruptcy Code of the United States or any similar law, state or federal or in any jurisdiction in which Seller has assets or is registered to do business, or the filing of such petition by creditors and approval thereof by the Court, whether proposed by a creditor, a stockholder or any other person whatsoever, or the filing of an answer to such petition admitting insolvency or inability to pay its debts.

      (d) Any default by the Guarantor of its obligations under the Guaranty.

      (e) Any default by the Builder under the Matson Shipbuilding Contract.

SECTION 10.2.   EFFECT OF DEFAULT.

      (a) If any default described in Section 10.1 above continues for a period of fifteen (15) days, Purchaser may, at its option, terminate this Agreement by giving notice of such effect to Seller in accordance with Section 19.11 hereof, which termination shall be effective, without further act or deed, immediately upon the receipt of such notice provided, such termination shall not prevent either party from initiating proceedings pursuant to the provisions of Section
19.10 with respect to any claim it may allege concerning rights and obligations under this Agreement. The Purchaser, if it so elects, may, notwithstanding the pendency of any such proceedings under Section 19.10 hereof (i) require a refund of the full amount of all sums paid by Purchaser to Seller on account of the Vessel and, at Purchaser's option, Seller shall either purchase for their fair market value or return to Purchaser all of Purchaser's Supplies, or (ii) subject to the terms and conditions of the Standstill Agreement and the rights of the Lender, the Purchaser may elect and Seller shall cooperate with Purchaser to cause Builder to permit Purchaser to take possession of the Vessel and proceed to have all or part of the work on the Vessel completed and for such purpose (A) may take possession and use and occupy so much of the Builder's Shipyard, plant, equipment, tools, machinery and appliances, as may be needed for such purposes, without the payment of any rental or other charge thereby to the Builder and Seller shall cause the Builder to assist the Purchaser for purposes of such completion or (B) the Purchaser may remove the Vessel, or any components thereof, and all materials and equipment appertaining thereto, to such other place as it may choose to complete the Vessel, or any such components.

      (b) In the event of termination under this Article, and if the Purchaser shall elect, subject to the terms and conditions of the Standstill Agreement and the rights of the Lender, to have all or part of the contract work completed for the Vessel, the Seller shall cause the Builder to (i) assure to the Purchaser such use and occupancy of the Shipyard and facilities and other property of the Builder for such period of time as may be necessary for the completion of the contract work, (ii) assign such subcontracts and orders for material, services, and supplies to be used in the performance of said contract work to the Purchaser as the Purchaser may direct, and (iii) grant the Purchaser a license and provide the Purchaser with the originals or copies of all Plans and Specifications, working plans, technical data for the purpose of having the Vessel constructed. The Purchaser shall pay Seller the amount of the Purchase Price for the Vessel so completed less the amount by which the total cost to the Purchaser of completing said work (including all amounts paid to the Seller hereunder) exceeds the total Purchase Price provided in this Contract, as adjusted hereunder, and upon such payment, title to the Vessel and all work and materials paid for in connection therewith shall vest in the Purchaser; provided, however, that in computing the amount, if any, to be offset from the Purchase Price, appropriate adjustment shall be made for changes in the contract work subsequent to the termination of this Agreement and for liquidated damages that otherwise would have been payable to the Purchaser pursuant to Article VI, provided that payment of liquidated damages pursuant to paragraphs (b) through (e) thereof shall be limited to the work performed by the Builder prior to the termination of this Agreement.


                 ARTICLE XI - CANCELLATION BY THE PURCHASER

SECTION 11.1. RIGHT TO CANCEL. The Purchaser, in its sole discretion, shall have the right to cancel this Agreement, but only in conjunction with its cancellation of the Matson Construction Contract pursuant to Article XXII thereof, in its entirety, but not partially, at any time by giving written notice to Seller. The Purchaser's right to cancel this Agreement shall expire ninety (90) days prior to the Delivery Date; provided, however, if Seller accelerates the Delivery Dates pursuant to Section 1.2(c) prior to the expiration of Purchaser's right to cancel this Agreement and the accelerated Delivery Date for the Vessel is less than ninety (90) days from the date of such notice of acceleration, Purchaser shall have a minimum of sixty (60) days from such notice to exercise its rights under this Article.

SECTION 11.2. OBLIGATIONS UPON CANCELLATION. If Purchaser cancels this Agreement pursuant to this Article, all obligations, duties and liabilities of each of the parties hereto to the other under this Agreement shall be completely discharged; provided, however, Purchaser shall compensate Seller within ten (10) days of such cancellation for (i) any Non-essential Changes made by Seller pursuant to Article V and (ii) any spares ordered by Seller on Purchaser's behalf pursuant to Section 5.9 but not paid for by Purchaser prior to the cancellation of this Agreement or the cancellation charges applicable thereto as provided for in Section 5.9(b).


             ARTICLE XII - EXTENSION OF TIME FOR COMPLETION OF WORK

SECTION 12.1. NOTICE. If Seller shall have transmitted prompt written notice to Purchaser of a cause of delay delaying the performance of the contract work not later than fifteen (15) days after the date that knowledge of the delay in the contract work has come to Seller, or after the date that it is determined Seller should have known of the delay in the contract work, if such date is an earlier date, and the cause of delay is beyond the control of Seller or the Builder as provided in Section 12.2 below, Seller shall be entitled to an extension of the Delivery Date set out in this Agreement by the number of days that such delivery date or dates were delayed by said cause of delay, except as otherwise provided in Section 12.3 below. For purposes of this Section 12.1, Seller shall be deemed to have knowledge if and when the Builder had knowledge or should have had knowledge of a delay in the contract work.

SECTION 12.2. PERMISSIBLE DELAYS. A cause of delay beyond the control of Seller or the Builder shall include, without prejudice to the generality, delay caused by Purchaser or by any agency or instrumentality of the United States, by government priorities, by civil, naval or military authorities, by acts of God (other than ordinary storms or inclement weather conditions), by earthquakes, lightning, floods, strikes or other industrial disturbances (not including any strikes or industrial disturbances resulting from unilateral changes made by the Builder in the wages, hours or working conditions at the Shipyard or at any other facility operated by the Builder, the Builder's employment of non-union labor not otherwise permitted by the Builder's collective bargaining agreement or any default by the Builder under the Support and Training Agreement); inability to obtain labor, provided Builder has exercised diligence in the recruitment and training of labor; such explosions, fires, vandalism as are the result of causes reasonably beyond Builder's control; by riots, by insurrections, by sabotage, by blockades, by embargoes, by epidemics; by the late delivery to the seller of contract required machinery, equipment and supplies to be incorporated in the Vessel where it is determined that Builder's contracting for such machinery, equipment and supplies to be incorporated in the Vessel was expeditious and prudent, that Builder has exercised due diligence in the performance of any acts required of Builder and that Builder has exercised due diligence in expediting deliveries under Builder's purchase contract or in seeking equivalent substitute performance; and by the late performance or default of a subcontract where it is determined that Builder's choice of the subcontractor was reasonable and responsible and Builder has exerted all reasonable efforts to expedite performance, avoid default or procure reasonable substitute performance.

SECTION 12.3. NON-EXCUSABLE DELAY. The Seller shall not be entitled to any extension of the Delivery Date (i) for any delay resulting from a cause of delay in existence as of the execution of this Agreement (other than a cause of delay determined to be industry-wide), or (ii) for any delay resulting from the late performance or default of a subcontract (whether for delivery of machinery, equipment and supplies to be incorporated in the Vessel or otherwise) if such delay results from the continuation of a cause of delay in effect as of the date of the award of the subcontract where Builder had notice of such subcontractor's cause of delay prior to or at the time of such award (other than a cause of delay determined to be industry-wide).

SECTION 12.4. WRITTEN ESTIMATE OF DELAY. Within thirty (30) days (or such longer period as may be allowed) after a cause of delay has ceased to exist, Seller shall furnish or cause Builder to furnish to Purchaser a written statement of the actual or estimated delay in the completion of the contract work resulting from such cause. The documentation submitted by Seller or Builder to Purchaser shall include documentation of the demonstrated effects of the delay on the most current schedule documents submitted to Purchaser by Seller. The failure of Seller or Builder to give the required notices within the periods specified by Section 12.1 shall constitute a waiver by Seller of its right to seek an extension of the Delivery Date as is provided in Section 12.1.

SECTION 12.5. OTHER RIGHTS AND REMEDIES. The granting of a time extension under this Article XII by reason of delays caused by Purchaser shall not foreclose any other rights or remedies that Seller may have under this Agreement.


              ARTICLE XIII - INSURANCE ON THE VESSEL AND MATERIALS

SECTION 13.1. INSURANCE COVERAGE. From the time the first unit is placed in the building dock and until the Vessel has been physically delivered to and accepted by Purchaser, Seller shall cause the Builder:

      (a) to keep the Vessel and all materials, outfit, equipment and appliances to be installed on or in the Vessel, including Purchaser's Supplies, fully insured at the Builder's expense, under a full form Marine Builder's Risk Policy with reputable insurance companies with coverage corresponding to the American Institute Builder's Risk Clauses (dated February 8, 1979), including Addenda Nos. 1 and 2 of the American Hull Insurance Syndicate.
The amounts of insurance, terms of the policies, deductibles, the insurance companies, and underwriters shall at all times be equal to those for Hull 002;

      (b) to maintain, up to the date of delivery of the Vessel, insurance in an amount at least equal to, but not limited to, the value of the contract work completed to date, including the value of all Purchaser's Supplies furnished by Purchaser, with respect to the Vessel;

      (c) if Purchaser so requests, the Builder and Seller shall at Purchaser's cost procure insurance on the Vessel and all parts, materials, machinery, and equipment intended therefore against risks of earthquake, strikes, war peril, or other risks not heretofore provided and shall make all arrangements to that end (the cost of such insurance with respect to the Vessel shall be reimbursed to Seller by Purchaser upon delivery of the Vessel;

      (d) to purchase and maintain at its sole expense General Liability insurance with a combined single limit for bodily injury and property damage of not less than $5,000,000;

      (e) to maintain and cause its agents or subcontractors to maintain workers' compensation insurance, including federal act coverage, covering their respective employees engaged on or in connection with work under this Agreement; and

      (f) to add the Purchaser as an additional assured to the General Liability and Builder's Risk insurance, which policies shall contain a separation of interests clause and shall provide that there be no recourse against the Purchaser for payment of premiums or other charges, and that at least thirty (30) days' prior written notice of cancellation or material changes shall be given to the Purchaser.

SECTION 13.2. TERMINATION OF OBLIGATION. The obligations of the Builder and Seller under this Article shall cease and terminate upon the delivery of the Vessel and acceptance by Purchaser.

SECTION 13.3. INSURANCE RATINGS. All insurance required in this Article XIII shall be maintained with insurance companies rated not lower than A-, by "Best's Key Rating Guide" or comparable ratings with Standard & Poor's or Moody's; provided, however, that such requirement shall not apply with respect to (i) the Builder's insurance for Hull 001 with DARAG, which has a "BBpi" rating, and (ii) the Builder's longshoreman workers insurance with Signal Mutual Association, which is not rated. The Seller shall cause the Builder to provide Purchasers with copies of cover notes, insurance policies or evidence of insurance coverage shall be delivered prior to or simultaneously with the execution and delivery of this Agreement.


                  ARTICLE XIV - DAMAGE TO OR LOSS OF A VESSEL

SECTION 14.1 PARTIAL LOSS. In the event the Vessel is damaged by any insured cause whatsoever prior to acceptance thereof by Purchaser, and in the further event that such damage shall not constitute an actual or a constructive total loss of the Vessel, the amount recovered under the insurance policy shall be paid to the Builder and Seller shall cause the Builder to complete the Vessel in accordance with the terms and conditions of this Agreement and shall apply the amount recovered under the insurance policy referred to in Article XIII to the repair of such damage satisfactory to the Regulatory Bodies, and Purchaser shall accept the Vessel under this Agreement if completed in accordance with this Agreement and the Plans and Specifications.

SECTION 14.2. TOTAL LOSS. However, in the event that the Vessel is deter-mined to be an actual or constructive total loss, Seller shall by mutual agreement between the parties, either:

      (a) proceed as under Section 14.1 above, provided that the parties shall have first agreed in writing to such reasonable postponement of the Delivery Date and adjustment of other terms in this Agreement including the Purchase Price as may be necessary for such reconstruction, or

      (b) refund immediately to Purchaser the amount of all payments paid to Seller under this Agreement plus the value of any Purchaser's Supplies to the extent incorporated into the Vessel or otherwise damaged, whereupon this Agreement shall be deemed to be terminated and all rights, duties, liabilities and obligations of each of the parties to the other shall terminate forthwith, and Seller shall alone be entitled to receive any and all amounts recoverable under the insurance policy referred to in Article XIV above.

If the parties fail to reach such agreement within two (2) months after the Vessel is determined to be an actual or constructive total loss, the provisions of clause (b) above shall apply.

SECTION 14.3. INSUFFICIENT PROCEEDS. In the event of a loss if there is no distribution of insurance proceeds as contemplated by Section 14.2(b) or if the loss distribution does not cover all of the loss which has occurred, in either case due to the failure of Seller to cause the Builder to procure and maintain effective insurance required by this Agreement, Seller shall promptly pay to Purchaser for distribution pursuant to Section 14.1, an amount equal to the amounts that would have been distributed under such Section 14.1 if such insurance had been in effect.


            ARTICLE XV - CERTAIN THIRD PARTY AGREEMENTS AND CONSENTS

SECTION 15.1. SUPPORT AND TRAINING AGREEMENT. The Builder entered into a contract with Kvaerner Warner Werft GmbH ("KWW") dated May 2, 2001 and amended on October 30, 2001, a copy of which, together with all amendments thereto, is attached hereto a Exhibit K (the "Support and Training Agreement"), under which KWW will provide technology support to Seller with respect to the work being performed under the KSI Shipbuilding Contract. During the term of this Agreement, Seller shall cause the Builder to maintain the Support and Training Agreement. The Seller agrees to cause the Builder not to reduce its current levels of European manpower in the Shipyard consisting of 6 supervisors and 49 production personnel that would materially diminish the Builder's ability to meet its obligations under the KSI Shipbuilding Contract.

SECTION 15.2 LOAN AGREEMENT. This Agreement is subject to, and Seller has obtained, the approval of Caterpillar Financial Services Corporation (the "Lender"), who is providing the construction period financing to Seller and the Builder for the Vessel (the "Loan Agreement").

SECTION 15.3. GOVERNMENT CONSENT. Prior to or simultaneously with the execution and delivery of this Agreement, Seller shall deliver to Purchaser an agreement from Philadelphia Shipyard Development Corporation, the owner of the property on which the Shipyard is located, a waiver and grant of license permitting Purchaser enter and occupy the Shipyard for purposed of enforcing it's rights and remedies hereunder, which agreement will be in form of Exhibit H hereto.

SECTION 15.4. STANDSTILL AGREEMENT. Prior to or simultaneously with the execution and delivery of this Agreement, Purchaser, Seller, the Builder and the Lender shall enter into an agreement, in the form of Exhibit I attached hereto, pursuant to which the Lender will agree to forbear exercising any remedy against the Vessel for 60 days following the occurrence of an event of default under the Loan Agreement in order to permit Purchaser and the Lender to explore available options for the completion of construction of the Vessel (the "Standstill Agreement").

SECTION 15.5. GUARANTY. Concurrently with the execution of this Agreement, Seller will deliver to Purchaser the Guaranty, in the form of Exhibit J attached hereto (the "Guaranty"), of Kvaerner ASA (in its capacity as guarantor, hereinafter the "Guarantor") pursuant to which the Guarantor guarantees (i) repayment of all amounts paid by Purchaser to Seller pursuant to this Agreement, and (ii) performance of Seller's obligations under this Agreement through the Guarantee Period for the Vessel.

SECTION 15.6. OTHER AGREEMENTS. The Purchaser agrees that prior to the waiver, exercise or expiration of its cancellation rights under Article XI, it will not enter into any agreement for the construction of a container vessel required to fill the need for a new vessel (which the Vessel would fulfill) in its current fleet replacement program.


   ARTICLE XVI - SELLER TO RECEIVE AND CARE FOR ITEMS FURNISHED BY PURCHASER

SECTION 16.1. NOTICE. The Seller shall cause the Builder to give Purchaser 120 days notice prior to the date that the documentation, materials, equipment and spare parts required by the Plans and Specifications are to be furnished by Purchaser (from time to time herein "Purchaser's Supplies"), unless mutually agreed otherwise.

SECTION 16.2. INSPECTION. The Seller shall, at its own expense and risk, cause the Builder to receive, inspect with Purchaser, and install aboard the Vessel Purchaser's Supplies. The Seller also shall, at its own expense and risk, cause the Builder to check as to agreement with bills of lading, protect, store and insure Purchaser's Supplies. The Seller shall be liable to Purchaser for any damage to or loss of the items furnished by Purchaser occurring during the Builder's custody thereof at the Shipyard, which may arise from any event.

SECTION 16.3. NO WARRANTY. The Seller shall not be deemed to have extended any warranty as to Purchaser's Supplies other than the warranty set forth in
Article VIII of this Agreement in respect of workmanship in the installation thereof.

SECTION 16.4. COST RECOVERY. The Seller shall be entitled to recover all reasonable costs incurred as a result of the failure of Purchaser to deliver
Purchaser's Supplies on or before the specified dates.   The Seller's rights
under this paragraph shall be in addition to and not in lieu of Seller's rights under Article XII of this Agreement.


 ARTICLE XVII - RIGHTS OF PURCHASER WITH RESPECT TO ENGINEERING AND DESIGN DATA

SECTION 17.1. PURCHASER'S DATA. All design and engineering data furnished to Seller by Purchaser that are the property of Purchaser shall remain the property of Purchaser, and Seller undertakes therefore not to disclose, or allow the Builder to disclose, the same or divulge any information contained therein to any third parties without the prior written consent of Purchaser except where necessary for the construction of the Vessel.

SECTION 17.2.   PLANS AND SPECIFICATIONS.  Save as aforesaid and subject to
Article X, Seller and the Builder shall retain all rights with respect to the Plans and Specifications, working drawings, technical descriptions, calculations, test results and other data, information and documents concerning the design and construction of the Vessel, and Purchaser undertakes therefore not to disclose the same or divulge any information contained therein to any third parties without the prior written consent of Seller, except where necessary for the usual operation, repair, modification or maintenance of the Vessel.


    ARTICLE XVIII - INJURY TO EMPLOYEES AND OTHERS; PROPERTY DAMAGE OR LOSS;
                     INDEMNITY REGARDING RELATED AGREEMENTS

SECTION 18.1. INDEMNIFICATION. The Seller shall defend, indemnify and save harmless, and shall cause the Builder to defend, indemnify and save harmless, Purchaser and the Vessel against all claims arising from the injury or death of employees, workmen, trespassers, licensees and all other persons in, on or about the contract work and from damage to or loss of property of third parties to the extent it is due to the act, neglect or default of Seller, the Builder, their respective employees, their subcontractors or their employees. The Purchaser shall defend, indemnify and save harmless Seller, the Builder and the Vessel against all claims arising from the injury or death of employees, workmen, trespassers, licensees and all other persons in, on or about the contract work and from damage to or loss of property of third parties to the extent it is due to the act, neglect or default of Purchaser, its employees, its subcontractors or their employees. For purposes of this Section 18.1 it is agreed that the workmen and employees of Seller, the Builder or their subcontractors upon the contract work shall at all times be employees of Seller, the Builder or their subcontractors and shall not be employees or agents of Purchaser.

SECTION 18.2. LIMITATION ON INDEMNITY. The Seller's indemnity set forth in paragraph (a) above, shall not apply to any injury or death of any person or to any damage to or loss of property of third parties occurring in connection with the Vessel after the delivery and acceptance of that Vessel by Purchaser; provided that this exclusion shall not apply to any death occurring after delivery and acceptance due to an injury sustained prior to delivery and acceptance.

SECTION 18.3. INDEMNIFICATION FOR THIRD PARTY AGREEMENTS. The Seller shall indemnify, defend and save harmless, and shall cause the Builder to defend, indemnify and save harmless, Purchaser and the Vessel against any claims against Purchaser by any person arising from, or in any way connected to, the Support and Training Agreement, the Master Agreement dated December 16, 1997, as amended on July 30, 1999 by and among the Builder, Kvaerner, Inc. and Kvaerner ASA, and the Commonwealth of Pennsylvania, the Delaware River Authority and The City of Philadelphia, whose collective interests are represented by the Philadelphia Shipyard Development Corporation, and certain other agreements with other parties, pursuant to which any such parties may have an interest in the Vessel, the Shipyard, or the real estate or improvements to the real estate utilized or occupied by the Shipyard or the Builder, relating to the financing, leasing and operation of the Shipyard, due to performance of, or breach of, any provision thereof by any party thereto.


                          ARTICLE XIX - MISCELLANEOUS

SECTION 19.1. CAPITAL CONSTRUCTION FUND. If Purchaser elects to treat the Vessel as a qualified vessel for purposes of using its capital construction fund pursuant to Section 607 of the Merchant Marine Act, 1936, as amended, Seller will provide, and will cause the Builder to provide, Purchaser, promptly upon Purchaser's written request, all documentation reasonably necessary to assist Purchaser with such election.

SECTION 19.2. TITLE XI. If Purchaser elects to finance the Vessel by using Title XI of the Merchant Marine Act, 1936, as amended, Seller will provide, and will cause the Builder to provide, Purchaser, promptly upon Purchaser's written request, all documentation requested by the U. S. Maritime Administration that may be necessary to support a waiver request by Purchaser under 46 CFR 298.13
(b) (2) (ii).

SECTION 19.3. TAXES. The Seller shall be responsible for all United States, State, County, City and other taxes, assessments and duties lawfully assessed or levied prior to delivery and acceptance of the Vessel by Purchaser against the Vessel and material, supplies and equipment to be used or used in the performance of this Agreement (excepting, however, material, supplies and equipment furnished to Seller by Purchaser) and any sales, use or excise taxes with respect thereto lawfully assessed or levied prior to or concurrently with delivery and acceptance of the Vessel.

SECTION 19.4. PATENT INFRINGEMENT. The Seller shall be responsible for any and all claims against Purchaser or the Vessel for infringement of patents, patent rights, copyrights or trademarks in the construction, in the use or in the sale of any of the Vessel as constructed by Seller (excepting claims arising out of equipment, machinery or material supplied to Seller by Purchaser or the use, sale or disposition thereof) and Seller shall defend, save harmless and indemnify Purchaser and the Vessel against all such claims and against all costs, expenses, charges and damages which Purchaser or the Vessel may be obligated to pay by reason thereof, including expenses of litigation, if any; provided, that the foregoing shall not apply to inventions covered by applications for United States Letters Patent which, during the performance of this Agreement, are being maintained in secrecy, under the provisions of 35 U.S.C., Sections 181-188, nor shall Seller be obligated to indemnify Purchaser or the Vessel for any infringement of patents, patent rights, copyrights or trademarks resulting from compliance by Seller or Builder with any specific written instructions of Purchaser relating to patent, trademark or copyright matters; provided, further, that upon any such claim being made against said parties or any thereof, Seller shall be notified promptly of such claim and also of any suit brought in connection therewith and shall be given an opportunity to defend the same; and provided, further, that no payment on account of any such claim shall be made by Purchaser unless with the consent of Seller or pursuant to the decree of a proper court or tribunal.

SECTION 19.5. ENTIRE AGREEMENT AND ASSIGNMENT OF AGREEMENT. This Agreement, including the Specification and Plans and Exhibits B through J, which are incorporated herein and made part of this Agreement, contains the entire agreement and understanding between the parties hereto and supersedes all prior negotiations, representations, undertakings and agreements on any subject matter of this Agreement. The benefits and obligations of this Agreement shall inure to and be binding upon the successors and assigns of the original parties hereto, respectively; provided, however, that no assignment shall be made by either party without the prior written consent of the other, which consent will not be unreasonably withheld; provided, however, that Purchaser consents to the assignment of this Agreement to the Lender in connection with the construction period financing for the Vessel, provided that such assignment will not diminish Seller's obligations to perform under this Agreement.

SECTION 19.6. COUNTERPARTS. This Agreement may be executed in two or more counterparts and by means of original or facsimile execution, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument.

SECTION 19.7. COMPUTATION OF TIME. All periods of time shall be computed by including Saturdays, Sundays and holidays except that if such period terminates on a Saturday, Sunday or holiday it shall be deemed extended to the business day next succeeding.

SECTION 19.8.   CONTRACTOR TO COMPLY WITH ALL LAWS AND REGULATIONS.

      (a) The Seller shall cause the Builder to comply with all laws, rules, regulations, and requirements of the Regulatory Bodies. At delivery thereof, the Vessel shall be in class, qualified and in compliance with all laws, rules, regulations and requirements of the Regulatory Bodies. The Seller shall procure at its own expense, or cause the Builder to procure, such permits and certificates from the United States of America, State and local authorities as may be necessary in connection with beginning or carrying on to completion of the contract work and shall at all times comply with all United States of America, state and local laws in any way affecting the contract work; provided, however, that the provisions of Article V and Section 2.3 of this Agreement shall govern Seller's right to recover any increased costs due to changes.

      (b) Without limiting Seller's obligations under paragraph (a), Seller shall, during the construction of the Vessel, cause the Builder to comply with applicable laws, rules and regulations relating to workplace safety and hazardous materials, and, during construction of the Vessel, to be responsible and assume sole liability for developing plans for and for undertaking the removal, transportation and disposal of any hazardous waste relating to the construction of the Vessel in conformance with applicable laws, rules and regulations. The Seller shall cause the Builder to utilize the Builder's EPA identification number in connection with any such disposal. The Seller shall indemnify Purchaser against any and all loss, cost, penalty or expense arising out of the negligent or willful acts or omissions of Seller or the Builder with respect to such hazardous waste.

SECTION 19.9. APPLICABLE LAW. This Agreement shall be governed by federal law of contracts, to the extent applicable, and otherwise by the laws of the State of New York.

SECTION 19.10.  DISPUTES.

      (a) Any dispute or any difference of opinion between the parties hereto relating to conformity of the construction of the Vessel or material used to the Classification Society requirements or relating to any other technical matters shall be referred to the Classification Society for settlement by and between the parties and the Classification Society. In the event that the settlement cannot be reached by the three parties above-mentioned, then such matter shall be referred to arbitration as hereinafter provided.

      (b) Except for cases that are settled under paragraph (a), any dispute arising under or by virtue of this Agreement or any difference of opinion between the parties hereto concerning their rights and obligations under this Agreement, shall be referred to arbitration in New York City, unless otherwise agreed by the parties. The arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association and the parties shall be able to conduct reasonable discovery.

      (c) Either party may demand arbitration of any such dispute or difference of opinion by giving notice in writing to the other party. Any demand for arbitration by either of the parties hereto shall state specifically the question or questions as to which such party is demanding arbitration. A single arbitrator chosen by the parties shall hear the matter. In the event that Seller and Purchaser cannot agree on a single arbitrator within fourteen
(14) days of the parties agreeing to arbitration, then the arbitration shall be by a board of three persons, consisting of one arbitrator appointed by each party, and one arbitrator chosen by the other two arbitrators.

      (d) In the event of arbitration of any dispute arising or occurring prior to the delivery of the Vessel, an award of the arbitrators shall include a finding as to whether or not the Delivery Date of the Vessel is in any way altered thereby.

SECTION 19.11. NOTICE. Any and all notices and communications in connection with this Agreement shall be addressed as follows:

     To Purchaser:       Matson Navigation Company, Inc.
                         333 Market Street
                         San Francisco, CA. 94105
                         Attn: Senior Vice President, General Counsel
                         Telephone No: 415-957-4583
                         Facsimile No.: 415-957-4930

     To Seller:          Kvaerner Shipholding Inc.
                         c/o Kvaerner Philadelphia Shipyard Inc.
                         2100 Kitty Hawk Avenue
                         Philadelphia  PA  19112-1808
                         Attn: Ronald J. McAlear
                         Telephone No: 215 875 2600
                         Facsimile No.: 215 875 2700

Any notice, including any written notice, required hereunder, shall be effected and deemed received only as follows:

      (a) In the case of a letter, whether sent by registered mail or delivered by hand or by courier, at the date and time of its actual delivery if delivered within normal business hours on a working day at the place of receipt, otherwise at the commencement of normal business on the next such working day.

      (b) In the case of a telecopy/photographic facsimile transmission, at the time recorded together with the telephone dialing code of the receiving machine on the message if such time is within normal business hours on a working day at the place of receipt, otherwise at the commencement of normal business hours on the next such working day, but only if the time of receipt and the said code appear on the received facsimile copy, always provided, however, that such notice shall be sent by registered mail or dispatched for delivery by hand or by courier not later than on the day of such transmission.

SECTION 19.12. LIMITATION OF LIABILITY. The parties confirm that the express remedies and measures of damages provided in this Agreement satisfy the essential purposes hereof. For breach of any provision for which an express remedy or measure of damages is provided, such express remedy or measure of damages shall be the sole and exclusive remedy therefor. If no remedy or measure of damages is expressly herein provided, the obligor's liability shall be limited to direct actual damages only, such direct actual damages shall be the sole and exclusive remedy. The parties confirm and agree that under this Agreement, no party shall be required to pay or be liable for special, consequential, incidental, punitive, exemplary or indirect damages, lost profit or business interruption damages, by statute, in tort, contract or otherwise. To the extent any damages required to be paid hereunder are liquidated damages, the parties acknowledge that the damages are difficult or impossible to determine, otherwise obtaining an adequate remedy is inconvenient and the liquidated damages constitute a reasonable approximation of the harm and loss.

SECTION 19.13. NO BROKERAGE. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transaction contemplated by this Agreement based on any arrangement or agreement made by or on behalf of either Purchaser nor Seller.

SECTION 19.14. ESCROW PROCEDURES. It is agreed that any payment from any escrow account to be established hereunder shall be pursuant to the joint written instructions of both parties hereto, or a final unappealable decision rendered pursuant to the provisions of Section 19.10 hereof and so certified by the party requesting the payment.


                            [Signature page follows]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.


KVAERNER SHIPHOLDING, INC.              MATSON NAVIGATION
  SELLER:                               COMPANY, INC.
                                        PURCHASER:



By: /s/ Ronald J. McAlear               By: /s/ C. Bradley Mulholland
    Ronald J. McAlear                       C. Bradley Mulholland
    President                               President and Chief Executive
                                            Officer



/s/ Harald Rafdal                       By: /s/ W. Allen Doane
Harald Rafdal                               W. Allen Doane
Chairman                                    Vice Chairman